                                  Exhibit 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES
          (Amounts in thousands of dollars, except ratio information)



                                           THREE MONTHS ENDED
                                                 MAY 31,
                                         1997               1996
                                       -------            -------
1.    Loss
      Pre-tax loss                      (6,689)            (4,998)
      Interest expense(1)                4,588              3,752
                                       -------            -------
                                        (2,101)            (1,246)
                                       =======            =======

2.    Fixed Charges
      Interest expense(1)                4,588              9,217
                                       -------            -------

3.    Ratio (1 divided by 2)            N/A(A)             N/A(A)
                                       -------            -------

(A) Earnings are inadequate to cover fixed charges. The amount of the deficiency is $6,689, and $4,998 for the three months ended May 31, 1997 and 1996, respectively.








--------
     (1)    Consists of interest on debt and imputed interest on capital leases.


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